Exhibit 99.1
Press Release
For Immediate Release
Contact: Claire S. Bean, Executive Vice President and Chief Financial Officer
1-508-520-8002
Benjamin Franklin Bancorp Announces Agreement For Sale and Leaseback of Six Branches; Announces Balance Sheet Restructuring
FRANKLIN, MASSACHUSETTS (December 22, 2006): Benjamin Franklin Bancorp, Inc. (the “Company” or “Benjamin Franklin”) (Nasdaq: BFBC), the bank holding company for Benjamin Franklin Bank (the “Bank”), announced today that the Bank has entered into a definitive agreement to sell and simultaneously lease back six of its branch locations. The purchase price for the six branches is $9.8 million. The transaction, which is subject to normal and customary closing conditions, is scheduled to close prior to December 31, 2006. As a result, the Company anticipates that its fourth quarter 2006 tax provision will be reduced by approximately $1.4 million, through the use of a capital loss carryover, the tax benefit of which was previously unrecorded. All told, a one-time increase in net income of approximately $1.1 million is expected in the fourth quarter of 2006 as a result of this transaction. The gain realized on the sale (approximately $3.9 million) will be deferred and recognized ratably over the initial lease term of 15 years.
The Company also announced today its intention to restructure a portion of its balance sheet through the sale of approximately $48 — $52 million of adjustable rate residential mortgage loans. The Company will incur an after-tax loss in the fourth quarter of 2006 of approximately $900,000 to $1.0 million on the sale of these loans, which bear below-market interest rates. Proceeds of the sale will be reinvested in securities and in future commercial loan growth. The Company expects that its net interest income will increase by approximately $550,000 in 2007 as a result of this action.
President and CEO Thomas R. Venables noted: “We are pleased that the sale and long-term leaseback of these branches allows us to unlock the value of a sizable capital loss carryover, one that otherwise would have expired as of year end 2006. The long-term leases put in place will allow us to enjoy the benefits of these locations for decades to come. Further, through a balance sheet restructuring, we are moving to counteract the effect of today’s unfavorable interest rate environment, with the goal of improving future operating results.”
Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Benjamin Franklin Bancorp is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.